                                                                                          EXHIBIT 11.1

                                         CYLINK CORPORATION
                 STATEMENT REGARDING CALCULATION OF NET INCOME (LOSS) PER SHARE (1)
                              (in thousands, except per share amounts)


                                                                         Years ended December 31,
                                                                   ---------------------------------
                                                                     1996         1995         1994
                                                                     ----         ----         ----

Net income (loss)                                                  $  1,197    $  (1,079)   $    (700)
                                                                   ========    =========    =========

Weighted average shares outstanding:

    Common stock                                                     24,412       17,862       17,619

    Common stock issuable upon exercise of options                    1,167          254          274

    Common stock issuable upon exercise of options
        granted subsequent to November 30, 1994
        through February 15, 1996  (2)                                  182        1,456        1,456
                                                                 ----------    ---------    ---------

Weighted average common shares and equivalents                       25,761       19,572       19,351
                                                                   --------     --------     --------

Net income (loss) per share                                        $   0.05     $  (0.06)    $  (0.04)
                                                                   ========     ========     ========

------------
(1)      This Exhibit should be read in conjunction  with Note 1 of Notes to Consolidated  Financial
         Statements.
(2)      Stock options granted  subsequent to November 30, 1994 through  February 15, 1996 have been included in the  calculation of common  equivalent  shares (using the treasury stock method and the initial public offering price) as if they were  outstanding for all periods through the effective date of the Company's initial public offering.

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